Exhibit 99.1

Howmet Aerospace Reports Second Quarter 2022 Results

 Commercial Aerospace Revenue Up 34% YoY, EPS Exceeded Guidance, Positive Cash Generation

$60 Million Share Repurchases, $60 Million Debt Repurchases

Increased Full Year 2022 Revenue, Adjusted EPS, and Free Cash Flow Guidance1

PITTSBURGH--(BUSINESS WIRE)--August 4, 2022--Howmet Aerospace (NYSE:HWM):

Second Quarter 2022 Highlights

  Revenue of $1.39 billion, up 17% year over year, driven by Commercial Aerospace, up 34% YoY
  Net income of $147 million, or $0.35 per share, versus $74 million, or $0.17 per share, in the second quarter 2021
  Net income excluding special items of $149 million, or $0.35 per share, versus $96 million, or $0.22 per share, in the second quarter 2021
  Adjusted EBITDA excluding special items of $317 million, up 17% year over year
  Generated $158 million cash from operations; $114 million of free cash flow; $137 million of cash used for financing activities; and $4 million of cash used for investing activities
  Cash balance at end of quarter of $538 million; $60 million of common stock repurchases, $0.02 per share dividend on common stock, $60 million of debt repurchases
2022 Guidance[1]
	Q3 2022 Guidance			FY 2022 Guidance
	Low	Midpoint	High	Low	Midpoint	High
Revenue	$1.425B	$1.440B	$1.455B	$5.645B	$5.680B	$5.715B
Adj. EBITDA*	$320M	$326M	$331M	$1.276B	$1.290B	$1.299B
Adj. EBITDA Margin*	22.5%	22.6%	22.7%	22.6%	22.7%	22.7%
Adj. Earnings per Share*	$0.35	$0.36	$0.37	$1.38	$1.41	$1.42
Free Cash Flow				$625M	$650M	$675M
* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2022 Guidance” below.

Key Announcements

  In the second quarter 2022, Howmet Aerospace repurchased approximately 1.8 million shares for $60 million.
  In July 2022, the Company repurchased approximately 0.9 million shares for $30 million. As of August 1, 2022, total share repurchase authorization available was $1.082 billion.
  In the second quarter 2022, the Company repurchased $60 million of the aggregate principal amount of its 5.125% Notes due 2024 with cash on hand. This action saves approximately $3 million of annualized interest expense.
  In the second quarter 2022, the Company sold its corporate headquarters in Pittsburgh, PA, generating proceeds of $44 million. The Company entered into a long-term lease with the purchaser for a portion of the property.
  The Company expects to increase the quarterly dividend of its common stock from $0.02 per share to $0.04 per share, beginning in the fourth quarter 2022, subject to the discretion and final approval of the Board of Directors.

Howmet Aerospace (NYSE:HWM) today reported second quarter 2022 results. The Company reported second quarter 2022 revenues of $1.39 billion, up 17% year over year, primarily driven by growth in the commercial aerospace market of 34%.

Howmet Aerospace reported net income of $147 million, or $0.35 per share, in the second quarter 2022 versus net income of $74 million, or $0.17 per share, in the second quarter 2021. Net income excluding special items was $149 million, or $0.35 per share, in the second quarter 2022, versus $96 million, or $0.22 per share, in the second quarter 2021.

Second quarter 2022 Adjusted EBITDA excluding special items was $317 million, up 17% year over year. The year-over-year increase was driven by growth in the commercial aerospace market, partially offset by an increase in inflationary costs. Adjusted EBITDA margin, excluding special items, was flat year over year at 22.8% while passing through approximately $60 million of additional material costs year over year.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “In the second quarter 2022, Howmet Aerospace delivered another strong set of results as the commercial aerospace recovery continued, with the end market’s revenue up 34% year over year and 7% sequentially. All segments increased revenue year over year and sequentially. Adjusted EBITDA also improved year over year and sequentially. Adjusted EBITDA margin was healthy at 22.8%. The team continued to drive solid margin performance despite inflationary pressures and net headcount additions to support the continued aerospace recovery. Adjusted EPS exceeded the high end of guidance and was up 59% year over year.”

Mr. Plant continued, “Looking ahead, commercial aerospace narrow body production rates continue to improve and are the primary growth driver through 2022, while we expect wide body volumes to improve as we move into 2023. While 2022 is a transition year for Howmet’s defense aerospace growth following last year’s updated F-35 build rate forecast, we continue to expect the defense aerospace market to resume growth in 2023. Commercial transportation is expected to improve as customer supply chain challenges ease, while industrial gas turbine and oil and gas should grow further as we progress through 2022.”

“Cash generation was healthy, exceeding $100 million in the second quarter 2022. We ended the quarter with $538 million of cash, with a balanced capital allocation approach that included $60 million in common stock repurchases, a $0.02 per share dividend on common stock, and $60 million in debt repurchases. Strong free cash flow performance and a solid balance sheet put Howmet Aerospace in a position of strength. We expect to double the quarterly dividend on common stock to $0.04 per share in the fourth quarter 2022, demonstrating confidence in Howmet’s free cash flow profile.”

Second Quarter 2022 Segment Performance

Engine Products

Engine Products reported revenue of $652 million, an increase of 20% year over year, due to growth in the commercial aerospace and oil and gas markets and an increase in material cost pass through. Segment Adjusted EBITDA was $179 million, up 38% year over year, driven by commercial aerospace and oil and gas volumes as well as strong productivity gains. The segment added approximately 455 headcount in the quarter in anticipation of future revenue increases, which brings the total headcount added since the fourth quarter 2021 to approximately 780. Segment Adjusted EBITDA margin increased approximately 360 basis points year over year to 27.5%.

Fastening Systems

Fastening Systems reported revenue of $277 million, an increase of 6% year over year due to growth in the commercial aerospace market with narrow body recovery more than offsetting Boeing 787 production declines and declines in the industrial market. Segment Adjusted EBITDA was $56 million, down 11% year over year, driven by Boeing 787 production declines, volume declines in the industrial market, and inflationary costs, partially offset by favorable volume in the narrow body commercial aerospace market. The segment added approximately 245 headcount in the quarter in anticipation of future revenue increases, which brings the total headcount added since the fourth quarter 2021 to approximately 380. Segment Adjusted EBITDA margin decreased approximately 380 basis points year over year to 20.2%.

Engineered Structures

Engineered Structures reported revenue of $185 million, an increase of 16% year over year due to growth in the commercial aerospace market with narrow body recovery more than offsetting Boeing 787 production declines. Segment Adjusted EBITDA was $26 million, up 8% year over year, driven by growth in the commercial aerospace market, partially offset by inflationary costs. Segment Adjusted EBITDA margin decreased approximately 90 basis points year over year to 14.1%.

Forged Wheels

Forged Wheels reported revenue of $279 million, an increase of 22% year over year due to higher material and other inflationary cost pass through and a 7% increase in volume, partially offset by unfavorable foreign currency movements. Segment Adjusted EBITDA was $75 million, up 7% year over year, driven by favorable volume, partially offset by unfavorable foreign currency movements. Segment Adjusted EBITDA margin decreased approximately 370 basis points year over year to 26.9% including the impact of higher material and other inflationary cost pass through.

Repurchased Approximately 1.8 Million Shares in Second Quarter 2022 and 0.9 Million in July 2022

In the second quarter 2022, Howmet Aerospace repurchased approximately 1.8 million shares for $60 million. In July 2022, the Company repurchased approximately 0.9 million shares for $30 million. As of August 1, 2022, total share repurchase authorization available was $1.082 billion.

Repurchased $60 Million in Debt with Cash on Hand in Second Quarter 2022

In the second quarter 2022, the Company repurchased $60 million of the aggregate principal amount of its 5.125% Notes due 2024 with cash on hand. The Company paid approximately $62 million, including an early termination premium of approximately $2 million. This action saves approximately $3 million of annualized interest expense.

Corporate Headquarters Sale Generated $44 Million in Proceeds in Second Quarter 2022

In the second quarter 2022, the Company sold its corporate headquarters in Pittsburgh, PA, generating proceeds of $44 million, excluding $3 million of transaction costs. The Company entered into a long-term lease with the purchaser for a portion of the property.

Howmet Aerospace Expecting to Increase Common Stock Dividend in Fourth Quarter 2022

The Company expects to increase the quarterly dividend of its common stock from $0.02 per share to $0.04 per share, beginning in the fourth quarter 2022, subject to the discretion and final approval of the Board of Directors each quarter after the Board’s consideration of all factors it deems relevant and subject to applicable law and contractual considerations.

2022 Guidance
	Q3 2022 Guidance			FY 2022 Guidance
	Low	Midpoint	High	Low	Midpoint	High
Revenue	$1.425B	$1.440B	$1.455B	$5.645B	$5.680B	$5.715B
Adj. EBITDA[1,2]	$320M	$326M	$331M	$1.276B	$1.290B	$1.299B
Adj. EBITDA Margin[1,2]	22.5%	22.6%	22.7%	22.6%	22.7%	22.7%
Adj. Earnings per Share[1,2]	$0.35	$0.36	$0.37	$1.38	$1.41	$1.42
Free Cash Flow[2]				$625M	$650M	$675M

1) Excluding Special Items

2) Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 11:30 AM Eastern Time on Thursday, August 4, 2022. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on August 4, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends and repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally (including as a result of COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities and conflicts, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

___________________________________

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Operations (unaudited)
(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	June 30, 2022	March 31, 2022	June 30, 2021
Sales	$1,393	$1,324	$1,195

Cost of goods sold (exclusive of expenses below)	987	950	857
Selling, general administrative, and other expenses	83	69	55
Research and development expenses	9	7	4
Provision for depreciation and amortization	67	66	67
Restructuring and other charges(1)	6	2	5
Operating income	241	230	207

Loss on debt redemption	2	—	23
Interest expense, net	57	58	66
Other (income) expense, net	(1)	1	8

Income before income taxes	183	171	110
Provision for income taxes	36	40	36
Net income	$147	$131	$74

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - Basic(2)(3):
Net income per share	$0.35	$0.31	$0.17
Average number of shares(3)(4)	417,064,041	418,872,181	431,620,645

Earnings per share - Diluted(2)(3):
Net income per share	$0.35	$0.31	$0.17
Average number of shares(4)	422,053,717	424,747,801	437,019,955

Common stock outstanding at the end of the period	416,309,875	417,622,524	428,855,919
(1)

Restructuring and other charges for the quarter ended June 30, 2022 included pension settlement charges, other exit costs, and accelerated depreciation. Restructuring and other charges for the quarter ended March 31, 2022 included other exit costs, pension settlement charges, and severance reversals. Restructuring and other charges for the quarter ended June 30, 2021 included severance costs, asset impairments, pension settlement charges, and other exit costs.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021 need to be subtracted from Net income.

(3)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4)

Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021 do not reflect the full impact of the share repurchases made at different times during the second quarter of 2022, first quarter of 2022, and second quarter of 2021, respectively.

Howmet Aerospace Inc. and subsidiaries
Consolidated Balance Sheet (unaudited)
(in U.S. dollar millions)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$537	$720
Receivables from customers, less allowances of $— in 2022 and 2021	501	367
Other receivables	49	53
Inventories	1,563	1,402
Prepaid expenses and other current assets	187	195
Total current assets	2,837	2,737
Properties, plants, and equipment, net	2,340	2,467
Goodwill	4,012	4,067
Deferred income taxes	118	184
Intangibles, net	534	549
Other noncurrent assets	211	215
Total assets	$10,052	$10,219

Liabilities
Current liabilities:
Accounts payable, trade	$814	$732
Accrued compensation and retirement costs	198	198
Taxes, including income taxes	58	61
Accrued interest payable	75	74
Other current liabilities	176	183
Short-term debt	1	5
Total current liabilities	1,322	1,253
Long-term debt, less amount due within one year	4,169	4,227
Accrued pension benefits	710	771
Accrued other postretirement benefits	150	153
Other noncurrent liabilities and deferred credits	280	307
Total liabilities	6,631	6,711

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	416	422
Additional capital	4,079	4,291
Retained earnings	863	603
Accumulated other comprehensive loss	(1,992)	(1,863)
Total equity	3,421	3,508
Total liabilities and equity	$10,052	$10,219

Howmet Aerospace and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in U.S. dollar millions)

	Six months ended June 30,
	2022	2021
Operating activities
Net income	$278	$154
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	133	135
Deferred income taxes	52	15
Restructuring and other charges	8	14
Net realized and unrealized losses	7	4
Net periodic pension cost	11	9
Stock-based compensation	29	14
Loss on debt redemption	2	23
Other	27	23
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(169)	(231)
(Increase) decrease in inventories	(191)	19
Decrease in prepaid expenses and other current assets	1	10
Increase in accounts payable, trade	118	48
Decrease in accrued expenses	(40)	(93)
Increase in taxes, including income taxes	1	24
Pension contributions	(20)	(61)
Increase in noncurrent assets	(1)	(4)
Decrease in noncurrent liabilities	(33)	(24)
Cash provided from operations	213	79
Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(4)	(1)
Payments on debt (original maturities greater than three months)(1)	(60)	(838)
Debt issuance costs	—	(1)
Premiums paid on early redemption of debt	(2)	(22)
Repurchase of common stock	(235)	(200)
Proceeds from exercise of employee stock options	10	15
Dividends paid to shareholders	(18)	(1)
Other	(22)	(20)
Cash used for financing activities	(331)	(1,068)
Investing Activities
Capital expenditures	(106)	(91)
Proceeds from the sale of assets and businesses	42	8
Sales of debt securities	—	5
Cash receipts from sold receivables	—	172
Other	(1)	—
Cash (used for) provided from investing activities	(65)	94
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	—
Net change in cash, cash equivalents and restricted cash	(184)	(895)
Cash, cash equivalents and restricted cash at beginning of year	722	1,611
Cash, cash equivalents and restricted cash at end of period	$538	$716
(1)

The use of cash from financing activities in 2021 was related to the repayment of the aggregate outstanding principal amount of the 5.870% Notes due 2022 of approximately $476 and the 5.400% Notes due 2021 of approximately $361. The use of cash from financing activities in 2022 was related to the repurchases in the open market of approximately $60 of the aggregate principal amount of the 5.125% Notes due 2024.

Howmet Aerospace Inc. and subsidiaries
Segment Information (unaudited)
(in U.S. dollar millions)

	1Q21	2Q21	3Q21	4Q21	2021	1Q22	2Q22
Engine Products
Third-party sales	$534	$544	$599	$605	$2,282	$631	$652
Inter-segment sales	$1	$1	$1	$1	$4	$1	$1
Provision for depreciation and amortization	$31	$30	$31	$32	$124	$31	$31
Segment Adjusted EBITDA	$132	$130	$151	$151	$564	$173	$179
Segment Adjusted EBITDA Margin	24.7%	23.9%	25.2%	25.0%	24.7%	27.4%	27.5%
Restructuring and other charges	$5	$5	$5	$59	$74	$3	$4
Capital expenditures	$11	$16	$21	$26	$74	$27	$24

Fastening Systems
Third-party sales	$272	$262	$254	$256	$1,044	$264	$277
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—
Provision for depreciation and amortization	$12	$13	$12	$12	$49	$12	$11
Segment Adjusted EBITDA	$57	$63	$59	$60	$239	$56	$56
Segment Adjusted EBITDA Margin	21.0%	24.0%	23.2%	23.4%	22.9%	21.2%	20.2%
Restructuring and other charges (credits)	$2	$3	$3	$(8)	$—	$(3)	$—
Capital expenditures	$5	$9	$8	$20	$42	$15	$8

Engineered Structures
Third-party sales	$176	$160	$199	$190	$725	$182	$185
Inter-segment sales	$1	$2	$1	$2	$6	$1	$1
Provision for depreciation and amortization	$12	$13	$12	$12	$49	$12	$12
Segment Adjusted EBITDA	$22	$24	$26	$31	$103	$23	$26
Segment Adjusted EBITDA Margin	12.5%	15.0%	13.1%	16.3%	14.2%	12.6%	14.1%
Restructuring and other charges	$1	$—	$—	$15	$16	$2	$1
Capital expenditures	$5	$5	$3	$8	$21	$7	$2

Forged Wheels
Third-party sales	$227	$229	$231	$234	$921	$247	$279
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—
Provision for depreciation and amortization	$10	$9	$10	$10	$39	$10	$10
Segment Adjusted EBITDA	$80	$70	$72	$72	$294	$67	$75
Segment Adjusted EBITDA Margin	35.2%	30.6%	31.2%	30.8%	31.9%	27.1%	26.9%
Restructuring and other charges	$—	$—	$—	$—	$—	$—	$—
Capital expenditures	$9	$13	$15	$8	$45	$9	$5
Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries
Segment Information (unaudited)
(in U.S dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q21	2Q21	3Q21	4Q21	2021	1Q22	2Q22
Income before income taxes	$113	$110	$23	$78	$324	$171	$183
Loss on debt redemption	—	23	118	5	146	—	2
Interest expense, net	72	66	63	58	259	58	57
Other expense (income), net	4	8	1	6	19	1	(1)
Operating income	$189	$207	$205	$147	$748	$230	$241
Segment provision for depreciation and amortization	65	65	65	66	261	65	64
Unallocated amounts:
Restructuring and other charges	9	5	8	68	90	2	6
Corporate expense(1)	28	10	30	33	101	22	25
Total Segment Adjusted EBITDA	$291	$287	$308	$314	$1,200	$319	$336

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company’s operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are also excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1)

For the quarter ended March 31, 2021, Corporate expense included $10 of costs related to fires at two plants, net of reimbursement. For the quarter ended June 30, 2021, Corporate expense included ($4) of reimbursement related to legal and advisory charges and ($3) of net reimbursement related to fires at two plants. For the quarter ended September 30, 2021, Corporate expense included $10 of costs associated with closures, shutdowns, and other items and $1 of costs related to fires at two plants, net of reimbursement. For the quarter ended December 31, 2021, Corporate expense included $25 of costs associated with closures, shutdowns, and other items and ($11) of net reimbursement related to fires at two plants. For the quarter ended March 31, 2022, Corporate expense included $5 of costs related to fires at two plants and ($3) of reimbursement related to legal and advisory charges. For the quarter ended June 30, 2022, Corporate expense included $2 of costs related to fires at two plants and $1 of costs associated with closures, shutdowns, and other items.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Free cash flow	Quarter ended		Six months ended
	March 31, 2022	June 30, 2022	June 30, 2022
Cash provided from operations	$55	$158	$213
Capital expenditures	(62)	(44)	(106)
Free cash flow	$(7)	$114	$107

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

The proceeds from the sale of the corporate center in the second quarter are part of cash from investing activities which are not included in Free cash flow.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollar millions, except per-share and share amounts)

Net income excluding Special items	Quarter ended			Six months ended
	June 30, 2021	March 31, 2022	June 30, 2022	June 30, 2021	June 30, 2022
Net income	$74	$131	$147	$154	$278

Diluted earnings per share (EPS)	$0.17	$0.31	$0.35	$0.35	$0.66

Special items:
Restructuring and other charges	5	2	6	14	8
Discrete tax items(1)	4	(2)	(7)	3	(9)
Other special items
Debt tender fees and related costs	23	—	2	23	2
Plant fire (reimbursements) costs, net	(3)	5	2	7	7
Legal and other advisory reimbursements	(4)	(3)	—	(4)	(3)
Costs associated with closures, shutdowns, and other items	—	—	1	—	1
Other tax items	2	—	—	(1)	—
Total Other special items	18	2	5	25	7
Tax impact(2)	(5)	(1)	(2)	(4)	(3)

Net income excluding Special items	$96	$132	$149	$192	$281

Diluted EPS excluding Special items	$0.22	$0.31	$0.35	$0.44	$0.66

Average number of shares - diluted EPS excluding Special items	437,019,955	424,747,801	422,053,717	438,173,107	423,411,073

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	Discrete tax items for each period included the following:
for the quarter ended June 30, 2021, a charge related to a U.K. tax rate change $2 and a net charge for other small items $2;
for the quarter ended March 31, 2022, an excess benefit for stock compensation ($4) and a net charge for other small items $2;
for the quarter ended June 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6) and a net benefit for other small items ($1);
for the six months ended June 30, 2021, a charge related to a U.K. tax rate change $2 and a net charge for other small items $1; and

  for the six months ended June 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6), an excess benefit for stock compensation ($5), and a net charge for other small items $2.

(2)	The Tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.
Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollar millions)

Operational Tax Rate	Quarter ended June 30, 2022			Six months ended June 30, 2022
	As reported	Special items(1)(2)	As adjusted	As reported	Special items(1)(2)	As adjusted
Income before income taxes	$183	$11	$194	$354	$15	$369
Provision for income taxes	$36	$9	$45	$76	$12	$88
Operational tax rate	19.7%		23.2%	21.5%		23.8%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Special items for the quarter ended June 30, 2022 include Restructuring and other charges $6, costs related to fires at two plants $2, debt tender fees and related costs $2, and costs associated with closures, shutdowns, and other items $1. Special items for the six months ended June 30, 2022 include Restructuring and other charges $8, costs related to fires at two plants $7, debt tender fees and related costs $2, and costs associated with closures, shutdowns, and other items $1, partially offset by ($3) reimbursement related to legal and advisory charges.

(2)

Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

for the quarter ended June 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6) and a net benefit for other small items ($1); and

  for the six months ended June 30, 2022, a benefit to release a valuation allowance related to an interest carryforward tax attribute in the U.K. ($6), an excess benefit for stock compensation ($5), and a net charge for other small items $2.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA margin excluding Special items	Quarter ended
	June 30, 2021	March 31, 2022	June 30, 2022
Net income	$74	$131	$147

Add:
Provision for income taxes	$36	$40	$36
Other expense (income), net	8	1	(1)
Loss on debt redemption	23	—	2
Interest expense, net	66	58	57
Restructuring and other charges	5	2	6
Provision for depreciation and amortization	67	66	67
Adjusted EBITDA	$279	$298	$314

Add:
Plant fire (reimbursements) costs, net	$(3)	$5	$2
Legal and other advisory reimbursements	(4)	(3)	—
Costs associated with closures, shutdowns, and other items	—	—	1
Adjusted EBITDA excluding Special items	$272	$300	$317

Sales	$1,195	$1,324	$1,393
Adjusted EBITDA margin excluding Special items	22.8%	22.7%	22.8%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, and Adjusted EBITDA margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com